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                                                                    EXHIBIT 12.1


                              COSTILLA ENERGY, INC.
                        ADJUSTED EBITDA/INTEREST EXPENSE
                                 (in thousands)

                                                       Years Ended December 31,
                                             --------------------------------------------
                                              1996      1995      1994     1993     1992
                                             -------   -------   ------   ------   ------
Net income (loss)                            $(4,440)  $(4,970)  $  163   $   73   $  368
  Interest income                             11,281     4,454    1,458      605      365
  Income taxes                                 1,218         3       40      (23)      18
  Exploration and abandonment                  2,550     1,650      793      218        4
  Depreciation, depletion and                 12,430     6,095    1,847      884      404
   amortization
  Gain from sale of substantially all the       (906)       --       --       --       --
   assets of wholly-owned subsidiary
  Extraordinary loss resulting from
   early extinguishment of debt, net of the
   related deferred tax benefit of $1,042      4,975        --       --       --       --
                                             -------   -------   ------   ------   ------
ADJUSTED EBITDA                              $27,108   $ 7,232   $4,301   $1,757   $1,159
                                             -------   -------   ------   ------   ------
                                             -------   -------   ------   ------   ------
ADJUSTED EBITDA/Interest expense                2.4x      1.6x     2.9x     2.9x     3.2x
                                             -------   -------   ------   ------   ------
                                             -------   -------   ------   ------   ------
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